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PART II

              EXHIBIT 3 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                           ARTICLES OF INCORPORATION

      These Articles of Incorporation are signed by the incorporators for the purpose of forming a profit corporation under, and in all respects in compliance with, the provisions of Act No. 284 of the Public Acts of the State of Michigan of 1972, as amended, as follows:


                                   ARTICLE I

      The name of the Corporation is: PINNACLE FINANCIAL SERVICES, INC.


                                   ARTICLE II

      The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of the State of Michigan.


                                  ARTICLE III

      The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of Common Stock, having no par value per share.

      A statement of the designation and the powers and rights, and the qualifications, limitations or restrictions of the above class of capital stock shall be as follows:

      The Corporation has only one class of capital stock, Common Stock, with no par value per share, which has full voting rights and powers and all other rights and powers and no qualifications, limitations or restrictions.


                                   ARTICLE IV

SECTION 1. The street address of the initial registered office of the Corporation is:

                           830 Pleasant Street
                           St. Joseph, Michigan 49085

SECTION 2. The mailing address of the initial registered office of the Corporation is:

                           830 Pleasant Street
                           St. Joseph, Michigan 49085


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Articles of Incorporation
Page 2


                                   ARTICLE V

      The names and business addresses of the incorporators are as follows:

                           Richard L. Schanze
                           1112 Highland Avenue
                           St. Joseph, Michigan 49085

                           Lester C. Tiscornia
                           2008 Sunset Drive
                           St. Joseph, Michigan 49085

                           Alton Wendzel
                           Route 2, Box 418
                           Watervliet, Michigan 49098

                           Charles R. Edinger
                           620 Lynwood Drive
                           Benton Harbor, Michigan 49022

                           John D. Fetters
                           1109 Flanders Place
                           St. Joseph, Michigan 49085

                                   ARTICLE VI

      A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except in the event of any of the following:

      (a) A breach of the director's duty of loyalty to the Corporation or its shareholders.

      (b) Acts or conditions not in good faith or that involve intentional misconduct or a knowing violation of law.

      (c) A violation of Section 551(1) of the Michigan Business Corporation Act, as amended.

      (d) A transaction from which the director derived an improper personal benefit.

      (e) Acts or omissions occurring before the date that this Article is added to the Articles of Incorporation and becomes effective upon the filing of a Certificate of Amendment to the Articles of Incorporation with the appropriate agency of the State of Michigan.